Exhibit 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASES

I.
PARTIES

The following persons enter into this Settlement Agreement (the “Agreement”):

A.	General Automation, Inc. dba GA eXpress (“GA”); and

B.	Raining Data, U.S., Inc. fka Pick Systems (“Raining Data”)

(individually, a “Party”; collectively, the “Party/ies”).

II.
RECITALS

The Parties enter into this Agreement with reference to the following facts:

A.	On or about August 2, 2000, GA and Pick Systems entered into an Asset Purchase Agreement (the “APA”);

B.	Dispute arose under the APA;

C.	Due to such disputes under APA, on or about May 25, 2001, GA filed a complaint initiating the action entitled General Automation, Inc. dba GA eXpress v. Raining Data etc., et al., Case No. 01CC06836 in the Orange County Superior Court (the “Action”);

D.	On or about July 13, 2001, Raining Data filed a cross-complaint in the Action against GA; and

E.	To avoid the costs and burdens of further litigation, the Parties wish to settle the disputes between them on the terms set forth in this Agreement.

III.
AGREEMENT

The Parties agree as follows:

A.	Incorporation of Recitals.

The Parties acknowledge that the statements in Sections I and II of this Agreement constitute part of this Agreement and are true.

B.	Closing/Effectiveness of Agreement.

1.	Closing.

The Parties will execute duplicate originals of this Agreement and deliver one such original to each Party on or before July 26, 2002 (the “Effective Date”).

2.	Effective Date.

This Agreement will take effect on the Effective Date.

C.	Performances of the Parties.

1.	Survival of the APA.

a.	The APA shall remain in full force and effect, per its terms; provided, however, that the unpaid royalties, past present and future, shall be in the amounts and paid at the time and the manner as set forth in Section III.C.2 hereof.

2.	Royalty Payments.

Raining Data shall pay GA the following sums (the “Royalty Payments”) in the following manners:

a.	For attorneys’ fees, all royalties (past, present and future based on good faith estimates for the remaining term), and other sums due under the APA, Raining Data shall pay GA the following sums in the following manners:

(1)	the amount of One Million Dollars and No Cents (US$1,000,000.00) on or before July 26, 2002 to be paid by wire transfer sent to the following account (the “GA Account”):

Paythrough: Harris Bank International Corporation New York, NY Fedwire ABA 026007760

Account with Institution: Bank of Montreal 595 Burrard Street Vancouver, BC V7X 1L7 604/665-7374

Beneficiary: General Automation, Inc. d/b/a GA eXpress, Inc. 17595 Harvard St., C515 Irvine, CA 92614 949/250-4800

Account #: 0004-4694-162

(2)	the amount of Four Hundred Thousand Dollars and No Cents (US$400,000.00) on or before December 23, 2002 to be paid by wire transfer sent to the GA Account.

(3)	the amount of Six Hundred Thousand Dollars and No Cents (US$600,000.00) on or before June 30, 2003 to be paid by wire transfer sent to the GA Account.

b.	The payment obligations of Raining Data to GA under this Section III.C.2 shall be immediately due and payable in full, without notice, on the occurrence of any of the following events:

(1)	Raining Data (i) makes an assignment for the benefit of creditors, or (ii) applies for or consents to the appointment of a receiver, trustee, or similar officer for it or for all or any substantial part of its property or business, or such receiver, trustee or similar officer is appointed, and such appointment shall continue undischarged for a period of thirty (30) days after such appointment; or

(2)	any bankruptcy, insolvency, reorganization or liquidation proceeding or other proceeding for relief under any bankruptcy law or any law for the relief of debtors is instituted by or against Raining Data and, if instituted against Raining Data, is not discharged within thirty (30) days after such institution; or

(3)	Raining Data assigns or purports to assign its rights or obligations under this Agreement; or

(4)	Raining Data shall merge, consolidate, sell all or substantially all of its assets pursuant to which more than 50% of Raining Data’s voting power is transferred; or

(5)	Raining Data shall dissolve, cease active conduct of the business in which it is engaged as of the date of this Agreement, or abandon all or and substantial part of its assets or the business which it conducts as of the date of this Agreement.

3.	Notice of Settlement/Stipulation of Entry of Judgment/Request for Dismissals in Action.

a.	Notice of Settlement. On or before July 26, 2002, GA shall cause its counsel to execute and file a Notice of Settlement in the Action substantially in the form attached hereto as Exhibit “A.”

b.	Stipulation for Entry of Judgment. Concurrently with the execution of this Agreement, Raining Data and GA shall execute a Stipulation for Entry of Judgment in the form attached hereto as Exhibit “B.” If Raining Data defaults by failing to make the payments required by this Settlement Agreement, GA is entitled to obtain judgment in its favor and against defendant Raining Data in the amount of $2,000,000, less any amounts previously paid under this Settlement Agreement. Ten (10) calendar days prior to seeking entry of judgment, GA shall serve notice by mail and facsimile on Raining Data’s counsel of the alleged amount of default and of GA’s intent to enter the judgment. If Raining Data does not cure the default within ten (10) calendar days after receipt of such notice, GA will be entitled to obtain judgment, ex parte, in its favor against Raining Data in the amount of $2,000,000, less any amount previously paid under this Settlement Agreement. If Raining Data cures such specified default by making the required payment within ten (10) calendar days after receipt of such notice, no judgment shall be entered.

c.	Contingent Dismissal of Complaint. Within ten (10) days of payment of the balance of all of the Royalty Payments, GA shall file a dismissal of its Complaint and the entire Action with prejudice.

d.	Dismissal of Cross-Complaint. Concurrently with the execution of this Settlement Agreement, Raining Data shall cause its counsel to execute and deliver to GA’s counsel a Request for Dismissal of the Cross-Complaint in the Action with Prejudice in the form attached hereto as Exhibit “C.” GA may file that Request forthwith.

D.	Releases.

1.	Release by GA.

Effective upon payment of the Royalty Payments described in Section III.C.2 hereof, GA, on behalf of itself and its predecessors, successors, assignors, assignees, trustees, and administrators, past, present, and future, hereby fully releases and discharges Raining Data, and its parent, affiliated, and subsidiary corporations, past, present, and future, and each of their respective directors, officers, partners, agents, representatives, attorneys, servants, and employees, past, present, and future, and each of their predecessors, successors, assignors, assignees, heirs, executors, trustees, and administrators, past, present, and future (collectively, the “GA Releasees”), with respect to any and all claims, actions, causes of action, set-offs, and defenses, of any kind or nature whatsoever, in law, equity, or otherwise, whether fixed or contingent, whether now known or unknown, whether suspected or unsuspected, and whether concealed or hidden, which now exist, or which existed before the Effective Date, or which may exist after the Effective Date, relating to or arising out of the Action or any act, transaction, occurrence, event, error, or omission by any of the GA Releasees, whether acting for themselves personally, jointly or severally, or on behalf of others, jointly or severally, prior to the Effective Date with respect to the APA or the assets and liabilities or royalty payments associated therewith, other than the obligations under this Agreement.

2.	Release by Raining Data.

Effective on the Effective Date, Raining Data, on behalf of itself and its affiliated, and subsidiary corporations, and each of its predecessors, successors, assignors, assignees, trustees, and administrators, past, present, and future, hereby fully releases and discharges GA, and its parent, affiliated, and subsidiary corporations, past, present, and future, and each of their respective parent, affiliated, and subsidiary corporations, past, present, and future, and each of their directors, officers, partners, agents, representatives, attorneys, servants, and employees, past, present, and future, and each of their predecessors, successors, assignors, assignees, heirs, executors, trustees, and administrators, past, present, and future (collectively, the “Raining Data Releasees”), with respect to any and all claims, actions, causes of action, set-offs, and defenses, of any kind or nature whatsoever, including, but not limited to, derivative claims by shareholder and creditors of Raining Data, in law, equity, or otherwise, whether fixed or contingent, whether now known or unknown, whether suspected or unsuspected, and whether concealed or hidden, which now exist, which existed before the Effective Date, or which may exist after the Effective Date, relating to or arising out of the Action or any act, transaction, occurrence, event, error, or omission by any of the Raining Data Releasees, whether acting for themselves personally, jointly or severally, or on behalf of others, jointly or severally, prior to the Effective Date with respect to the APA or the assets and liabilities or royalty payments associated therewith, other than the obligations under this Agreement.

(The releases set forth in the preceding paragraphs 1 and 2 are collectively referred to herein as the “Released Claims”).

3.	Section 1542 Waiver.

With respect to the Released Claims, the Parties waive and relinquish, to the fullest extent that the law permits, the provisions, rights, and benefits of California Civil Code section 1542 and other statutes or common law principles of similar effect. The Parties acknowledge that they are familiar with, and/or have been advised by their legal counsel of, the provisions of California Civil Code section 1542, which provides as follows:

[Certain claims not affected by general release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

4.	Limitation on Releases.

None of the Released Claims includes:

a.	any cause of action, claim, set-off, or defense against either Party for any act, transaction, occurrence, event, error, or omission by either Party arising out of, or relating to, the performance of this Agreement;

b.	any cause of action, claim, set-off, or defense against any non-party, third-party, or any prior creditor or claimant of either Party; and

c.	the right of either Party to seek discovery from the other Party in any subsequent action or proceeding, whether between the Parties or between either Party and any non-party, any third party, or any prior creditor or claimant of either Party for which the law would otherwise provide if the Parties had not entered into this Agreement.

E.	Consideration.

The consideration recited in this Agreement is the sole and only consideration for this Agreement, which each Party acknowledges is legally sufficient.

F.	Taxes.

Each Party will bear all taxes, including, but not limited to, customs, excise, luxury, sales, use, value added, and/or income, necessary for such Party to perform this Agreement.

G.	Mutual Representations and Warranties.

Each Party represents and warrants to the other Party that:

1.	The Party has all necessary power and authority to execute, deliver, perform, and/or comply with, this Agreement;

2.	The Party, or the Party’s authorized agent, has duly authorized, executed, and delivered this Agreement, and that this Agreement constitutes a legal and binding agreement, enforceable against the Party in accord with the terms of this Agreement;

3.	The Party’s execution, delivery, performance of, and compliance with, this Agreement will not violate or conflict with the terms of any agreement, instrument, order, judgment, or applicable law, statute, regulation, or rule to which the Party or any assets of the Party is bound and will not require the Party to file or register with, or obtain any permit, authorization, consent, or approval of any governmental or regulatory authority;

4.	There is no action or proceeding, judicial or non-judicial, by which any third-party, prior creditor or claimant of the Party, or non-party seeks to restrain, prohibit, or invalidate the Party’s execution, delivery, performance of, and/or compliance with, this Agreement; and

5.	Financial Representations.

a.	GA represents that the representation GA made to Raining Data in the APA that its annual revenues for the three fiscal years prior to August 1, 2000 derived from GA’s line of PR Database Management Products and related service agreements was at least $8,000,000 per year is materially true (the “GA past revenue representation”).

b.	Raining Data represents that the information Raining Data provided to GA on or about June 24, 2002 (a true copy of which is attached hereto as Exhibit D; the parties also have included in Exhibit D a 2-page Summary Sheet prepared in connection with this Agreement), about its received GAAP revenue, APB 16 adjustments, estimated GAAP revenue, and balance due on the GA Note (the “Note Balance”), calculated with respect to Raining Data’s sales to the customers listed on Schedule 1(a)(i) to the APA and the list of European customers attached to the letter from Jane Christie dated October 12, 2000, is materially true (the “Raining Data royalty and note representation”). Based on the Raining Data royalty and note representation, the net royalties on such GAAP revenue, after the APB 16 adjustment, at the agreed 20% royalty rate, totals approximately $1,812,700. GA understands that Raining Data disputed and continues to dispute any obligation to pay royalties to GA as to many of the categories listed on Exhibit D, and that Raining Data drafted and provided Exhibit D to GA only to facilitate settlement discussions. Raining Data understands that GA disputed and continues to dispute Raining Data’s right to an APB 16 adjustment. By “materially true” as set forth in sections III.G.5.a and b above, the parties mean that the GA past revenue representation and the Raining Data royalty and note representation are correct within a factor of 5%, that is, GA’s annual revenues for the three fiscal years prior to August 1, 2000 derived from GA’s line of PR Database Management Products and related service agreements was at least 95% of $8,000,000 per year, and the net royalties that Raining Data owes to GA on Raining Data’s GAAP revenue, after the APB 16 adjustment, at the agreed 20% royalty rate, totals no more than 105% of $1,812,700. Both parties reserve the right to demand an audit by an independent firm of certified public accountants, paid for by the party requesting the audit, of the other party’s financial representation, with which audit request(s) both parties will cooperate. The party requesting the audit shall designate the auditor, who must be independent. However any such audit must be completed by October 25, 2002.

c.	If an audit is conducted under this section, the following shall apply:

(1)	If the audit confirms that the GA past revenue representation or the Raining Data royalty and note representation was correct within a factor of 5% (i.e., GA annual revenue of at least $7,600,000 for each of three fiscal years prior to August 1, 2000, or actual royalties owed by Raining Data (after the APB 16 adjustments) and Note Balance of less than $1,903,335), then the party requesting the audit will pay the other party $50,000, which amount shall be subtracted from (if GA requests the audit) or added to (if Raining Data requests the audit) the final payment due under this Agreement on June 30, 2003.

(2)	If, in the case of any audit requested by Raining Data, the audit establishes that the lowest annual revenue for any of the three fiscal years prior to August 1, 2000 derived from GA’s line of PR Database Management Products and related service agreements was less than $7,600,000, then the June 30, 2003 payment from Raining Data to GA will be reduced by the percentage that the annual revenue falls below $8,000,000 minus 5%, multiplied against the total consideration paid by Raining Data under this Agreement. For example, if the audit establishes that the annual revenue for one of the years was $6,800,000 (15% below $8,000,000), then a 10% reduction (15% shortfall minus 5%)

against total consideration, or $200,000 (10% multiplied by $2,000,000), will be deducted from the June 30, 2003 payment. If the deduction under this section exceeds the $600,000 June 30, 2003 payment, GA will pay Raining Data the difference on June 30, 2003.

(3)	If, in the case of any audit requested by GA, the audit establishes that the actual royalties owed by Raining Data (after the APB 16 adjustment) plus the Note Balance exceed 105% of $1,812,700, to wit, $1,903,335, then the amount in excess of $1,903,335, will be added to the June 2003 payment. For example, if the audit discloses that actual royalties owed by Raining Data (after the APB 16 adjustment) plus the Balance Due on the Note equals $2,003,335, then $100,000 will be added to the June 2003 payment.

d.	If an audit under this section results in a finding of more than a 5% variance in the GA past revenue representation or the Raining Data royalty and note representation, and the party that was audited disputes the auditors’ finding, then the parties’ dispute will be submitted to binding arbitration before JAMS. The arbitrator shall be authorized only to determine the actual variance from the party’s representation (the $8,000,000 by GA and the $1,812,700 by Raining Data) from the amount that the arbitrator finds (if different than the what the auditors find) and to award the corresponding payment or credit owed in connection with the June 30, 2003 payment pursuant to the methodologies in sections III.G.5.d(2), and (3) hereof. (Without limiting the foregoing, the arbitrator shall not determine what categories of goods or customers were covered by the APA or whether under the APA, Raining Data was entitled to the APB 16 adjustment; those issues are to be deemed determined per Exhibit D, that is, the categories of goods and customers in Exhibit D are to be included and the APB 16 adjustment is to be taken.) The prevailing party in the arbitration shall be entitled to recover its attorneys’ fees, expert fees, fees of the arbitrator and JAMS, and all other costs.

e.	This section III.G.6 is intended to create rights only for GA and Raining Data. The rights under this section III.G.6 are not assignable in any way and do not create any rights or claims in any third parties; provided, however, that GA may assign the right to any additional royalties to Pacific Mezzanine Fund. The parties expressly disclaim all third party beneficiary rights.

H.	Indemnification.

1.	Each Party will protect, defend, indemnify, and hold harmless the other Party from and against any and all accounts, actions, attorneys’ fees, expenses, and costs, causes of action, claims, costs, damages, debts, demands, encumbrances, expenses, expert witness fees and expenses, liabilities, liens, losses, judgments, obligations, and orders arising from any representation by such Party made in this Agreement that turns out to be untrue.

2.	Each Party will bear its own commission, finder’s fee, or similar payment arising out of, or relating to, this Agreement and will protect, defend, indemnify, and hold harmless the other Party from such commission, finder’s fee, or similar payment arising out of, or relating to, this Agreement.

I.	Assignability.

GA may assign its rights to the unpaid balance of Royalty Payments, which assignment shall be effective upon Raining Data’s receipt of written notice thereof.

J.	Confidentiality.

The Parties agree that this Agreement and its terms and provisions are confidential and may not be disclosed to any third parties other than the Parties’ accountants, attorneys, or investment advisors and their agents for the purposes of enabling said persons to render professional advice, or as may be required by law, or to potential acquirors of or investors in either Party pursuant to an executed non-disclosure agreement, or as required to effectuate the terms of this Agreement or to enforce rights hereunder; however, the Parties agree that after the Effective Date either Party may disclose: (i) the fact that the Action has been amicably resolved and the case dismissed to avoid further litigation; (ii) the total monetary consideration and payment terms of the settlement including all provisions under Section III.C.2; and (iii) such other terms, including the filing of this entire Agreement, to the extent such disclosure is required under the Federal Securities Laws or other similar such laws and regulations.

K.	Survival.

All disclaimers, representations, and warranties in this Agreement will survive, remaining fully enforceable and effective after, the Effective Date and performance of this Agreement.

L.	Notices.

The Parties will send all notices or other communications necessary under this Agreement, and any agreement, instrument, or paper to be delivered or served on the Parties for which this Agreement expressly provides, in writing by first class United States mail, or any equivalent or better means of delivery, including, but not limited to, personal delivery or courier delivery services, with all delivery charges prepaid. Such notices or communications will be deemed given, and such agreements, instruments, or papers will be deemed delivered, served, or received (as appropriate) on the date sent. The Parties will send all such notices or other communications and all such agreements, instruments, or papers to the following addresses:

To GA:	Jane Christie General Automation, Inc. P. O. Box 15510 Irvine, CA 92623-5510

Richard Cutshall General Automation, Inc. P. O. Box 15510 Irvine, CA 92623-5510

Henry S. David B. Abel Squire, Sanders & Dempsey L.L.P. 801 So. Figueroa Street, 14th Floor Los Angeles, CA 90017-5554

To Raining Data:	Geoffrey Wagner Rockport Group 6600 SW 92nd Avenue Suite 370 Portland, OR 97223

Benjamin K. Riley Cooley Godward LLP One Maritime Plaza 20th Floor San Francisco, CA 94111-3580

The Parties may change the addresses above by giving notice of such change pursuant to this Section.

M.	Choice of Law.

The laws of the State of California, including laws regarding statutes of limitation and/or laches, but not including conflicts of laws principles, will govern the interpretation, application, and enforcement of this Agreement except to the extent that the laws of the United States of America pre-empt the laws of the State of California.

N.	Attorneys’ Fees.

Except as encompassed in Section III.C.2.a hereof, the Parties waive all rights to recover attorneys’ fees, expenses, and costs, including expert witness fees and expenses, arising out of, or relating to, the Action and the preparation and closing of this Agreement. In any further action or proceeding arising out of, or related to, this Agreement, after the Effective Date, but not including any Ex Parte Application for Entry of the Stipulated Judgment, the prevailing party will recover reasonable attorneys’ fees, expenses, and costs, including expert witness fees and expenses, incurred or paid for such action or proceeding from the losing party.

O.	Advice of Counsel.

Each Party acknowledges and agrees that the Party has given mature and careful thought to this Agreement, has had the opportunity to review this Agreement independently with legal counsel of its choice, and/or has the requisite experience and sophistication to understand, interpret, and agree to the particular language of this Agreement. In the event of any ambiguity in, or dispute regarding the interpretation of, this Agreement, the Parties agree that no one will resolve any ambiguity in, or dispute regarding the interpretation of, this Agreement by any rule providing for interpretation against the Party that causes the uncertainty to exist or against the draftsman.

P.	Waiver, Modification, and Amendment.

The Parties may not waive any provision of this Agreement except by an express written agreement that expressly identifies the provision/s waived, uses the term “waive” or “waiver” as to such provision/s, and states the scope/extent/duration of the waiver, and that all Parties to be charged have signed; no Party shall be deemed to waive implicitly any provision/s of this Agreement by any action or writing; and a waiver of any provision of this Agreement will not constitute a waiver of any other provision. The Parties may modify or amend this Agreement only by an express written agreement that expressly states that the Parties intend to modify or amend this Agreement, that expressly sets forth the modification or amendment, and that all Parties to be charged have signed.

Q.	Assumption of Possible Difference in Facts.

Except as otherwise provided herein, each party fully understands that if the facts with respect to which this Agreement is executed be found hereafter to be different from the facts now believed to be true, it expressly accepts and assumes the risk of such possible difference in facts and agrees that this Agreement shall be and remain effective notwithstanding such difference in facts.

R.	Titles and Captions.

The Parties have inserted the section titles in this Agreement only as a matter of convenience and for reference, and the section titles in no way define, limit, extend, or describe the scope of this Agreement or the intent of the Parties in including any particular provision in this Agreement.

S.	No Third Party Beneficiaries.

This Agreement does not constitute a contract for the benefit of any third party, any prior creditor or claimant of either Party, or any non-party in any manner whatsoever. Neither Party has the right to commit the other Party to any agreement with any third party, any prior creditor or claimant of either Party, or any non-party without the prior written consent of that Party.

T.	Integration.

This Agreement sets forth the entire agreement between the Parties. This Agreement supersedes any and all prior or contemporaneous agreements or understandings, whether written or oral, between the Parties.

U.	Further Assurances.

The Parties agree to execute any and all documents or take any actions, in a timely manner, that are, or may be, necessary to give full effect to this Agreement. The Parties agree to execute all documents reasonably necessary to effectuate the terms of this Agreement.

V.	Execution.

The Parties may execute this Agreement in one or more counterparts, each of which constitutes an original, and all of which constitute one and the same Agreement. A facsimile or copy of this Agreement executed by the Parties, whether complete or in counterparts, will constitute sufficient evidence of the originals of this Agreement for all purposes.

W.	Authorization.

Each signatory represents that he has been authorized to execute this Agreement and that any necessary Board approval has been obtained.

IV.
SIGNATURES

DATED: July 25, 2002	GENERAL AUTOMATION, INC., dba GA eXpress

By:	/s/ Jane Christie

Name:	Jane Christie

Title:	President and CEO

DATED: July 26, 2002	RAINING DATA, U.S., INC., fka PICK SYSTEMS

By:	/s/ Carlton H. Baab

Name:	Carlton H. Baab

Title:	President and CEO

APPROVAL AS TO FORM:

     Each of the undersigned attorneys states that the terms of the foregoing Agreement have been read by and explained to his or her clients.

SQUIRE, SANDERS & DEMPSEY L.L.P.	COOLEY GODWARD LLP

By: /s/ David Abel	By: /s/ Benjamin K. Riley

David B. Abel	Benjamin K. Riley

Attorneys for General Automation, Inc.	Attorneys for Raining Data, U.S., Inc.

Date: July 25, 2002	Date: July 26, 2002

FIRST AMENDMENT TO SETTLEMENT AGREEMENT AND MUTUAL RELEASES

V.
PARTIES

The following persons enter into this First Amendment to Settlement Agreement and Mutual Releases (the “First Amendment”):

A.	General Automation, Inc. dba GA eXpress (“GA”); and

B.	Raining Data, U.S., Inc. fka Pick Systems (“Raining Data”)

(individually, a “Party”; collectively, the “Party/ies”).

VI.
RECITALS

The Parties enter into this First Amendment with reference to the following facts:

A.	Effective July 26, 2002, the Parties entered into a Settlement Agreement and Mutual Releases (the “Settlement Agreement”) of certain disputes between them;

B.	Pursuant to Section III.C.2.a.1 of the Settlement Agreement, Raining Data was to wire transfer the sum of One Million Dollars and No Cents ($1,000,000.00) to the GA Account (as that term is defined in the Settlement Agreement) on July 26, 2002; and

C.	The Parties have agreed that Raining Data may and will satisfy its obligation under Section III.C.2.a.1 of the Settlement Agreement by delivering to General Automation on July 26, 2002, a cashier’s check as provided below instead of by wire transfer.

VII.
AGREEMENT

The Parties agree as follows:

A.	Amendment of Section III.C.2.a.1 of the Settlement Agreement

Section III.C.2.a.1 of the Settlement Agreement shall be deleted and shall be amended to read as follows:

“(1) the amount of One Million Dollars and No Cents (US$1,000,000.00) on or before July 26, 2002 to be paid by a cashier’s check made payable to “General Automation, Inc. d/b/a GA eXpress, Inc.” and delivered in person on July 26, 2002, to General Automation.”

B.	Amendment of Section III.C.2.a.2 of the Settlement Agreement

Section III.C.2.a.2 of the Settlement Agreement shall be deleted and shall be amended to read as follows:

“(2) the amount of Four Hundred Thousand Dollars and No Cents (US$400,000.00) on or before December 23, 2002 to be paid by wire transfer sent to the following account (the “GA Account”):

Paythrough: Harris Bank International Corporation New York, NY Fedwire ABA 026007760

Account with Institution: Bank of Montreal 595 Burrard Street Vancouver, BC V7X 1L7 604/665-7374

Beneficiary: General Automation, Inc. d/b/a GA eXpress, Inc. 17595 Harvard St., C515 Irvine, CA 92614 949/250-4800

Account #:	0004-4694-162”

C.	Balance of Settlement Agreement to Remain in Full Force and Effect.

Except as expressly provided in this First Amendment, the Settlement Agreement and its terms shall remain in full force and effect.

D.	Execution.

The Parties may execute this First Amendment in one or more counterparts, each of which constitutes an original, and all of which constitute one and the same Agreement. A facsimile or copy of this First Amendment executed by the Parties, whether complete or in counterparts, will constitute sufficient evidence of the originals of this First Amendment for all purposes.

E.	Authorization.

Each signatory represents that he has been authorized to execute this First Amendment and that any necessary Board approval has been obtained.

VIII.
SIGNATURES

DATED: July 26, 2002	GENERAL AUTOMATION, INC., dba GA eXpress

By: /s/ Jane Christie

Name: Jane Christe

Title: President and CEO

DATED: July 26, 2002	RAINING DATA, U.S., INC., fka PICK SYSTEMS

By: /s/ Brian C. Bezdek

Name: Brian C. Bezdek

Title: Vice President, Finance

APPROVAL AS TO FORM:

     Each of the undersigned attorneys states that the terms of the foregoing First Amendment have been read by and explained to his or her clients.

SQUIRE, SANDERS & DEMPSEY L.L.P.	COOLEY GODWARD LLP

By: /s/ David Abel	By: /s/ Monica K. Hoppe

David B. Abel	Monica K. Hoppe

Attorneys for General Automation, Inc.	Attorneys for Raining Data, U.S., Inc.

Date: July 31, 2002	Date: July 26, 2002